Exhibit 99.3

Description Of Other Indebtedness

Refinancing

CBL and CBII have entered into a commitment letter, dated February 4, 2008, with Coöperatieve Centrale Raiffeisen - Boerenleenbank B.A., ‘‘Rabobank Nederland’’, New York Branch (‘‘Rabobank’’) to refinance CBL’s existing revolving credit facility and the remaining portion of the Term Loan C following the completion of this offering and the application of the net proceeds therefrom. Pursuant to the commitment letter and subject to the conditions described therein, Rabobank committed to provide to CBL a six-year $200 million senior secured revolving credit facility and a six-year $200 million senior secured term loan facility (the new term loan facility and the new revolving credit facility are referred to as the new credit facilities). The ultimate size of the new credit facilities may be less than the amount in the commitment letter.

The new credit facilities will be secured by pledges of stock of our material domestic subsidiaries, a lien on substantially all tangible and intangible assets of our material domestic subsidiaries, including trademarks and pledges of 100% of the equity of our material domestic subsidiaries, and at least 65% of the equity of certain of our material foreign subsidiaries. In addition, CBL’s obligations under the new credit facilities will be guaranteed on a senior secured basis by our material domestic subsidiaries, certain of our material foreign subsidiaries and by CBII.

The commitment letter contains financial maintenance covenants that provide greater flexibility than CBL’s existing senior secured credit facility. The new credit facilities will contain two financial maintenance covenants, an operating company leverage covenant of 3.50x and a fixed charge coverage covenant of 1.15x, for the life of the facility, and no holding company leverage covenant. The other covenants in the agreement governing the new credit facilities will be similar to those in CBL’s existing senior secured credit facility.

Funding of the new credit facilities is subject to the consummation of this offering, the negotiation, execution and delivery of definitive documentation with respect to the new credit facilities and other customary conditions. There can be no assurance that we will be successful in completing the new credit facilities, the timing thereof or that the terms of such facilities will not change.

New Revolving Credit Facility.    Upon the closing of the new credit facilities, we intend to borrow under the new revolving credit facility and use the proceeds to (i) repay outstanding amounts under CBL’s existing revolving credit facility, which were $45 million at February 4, 2008, and replace outstanding letters of credit issued thereunder, which were $31 million at February 4, 2008, and (ii) pay transaction fees and expenses related to the new credit facilities.

We will have $100 million available under the new credit facilities for letters of credit and $10 million available under the new revolving credit facility for swing line loans.

New Term Loan Facility.    Upon the closing of the new credit facilities, we intend to borrow the entire amount under the new term loan facility and use the proceeds primarily to (i) repay in full the balance of the Term Loan C and (ii) pay transaction fees and expenses related to the new credit facilities.